Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of DWS Value Equity Trust on Form N-1A (“Registration Statement”) of our report dated April 22, 2010 relating to the financial statements and financial highlights which appears in the February 28, 2010 Annual Report to Shareholders of the DWS S&P 500 Plus Fund, which is also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings “Financial Highlights”, “Financial Statements” and "Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements" in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
June 25, 2010